Exhibit 99.1

Advan6.com

News Release

Media	Investor Relations
Mari Abe	Adam Kressel
(415) 633-3204	(973) 455-6888
mabe@peppercomm.com	adam.kressel@advan6.com

ADVANSIX PROVIDES OPERATIONAL UPDATE ON ITS FOURTH QUARTER 2016 PLANT TURNAROUND

Morris Plains, N.J., Oct. 31, 2016 – AdvanSix (NYSE: ASIX) announced today that its planned fourth quarter 2016 turnaround activities will be extended due to additional, unplanned maintenance of its ammonia plant within its Hopewell, VA facility. The extensive planned turnaround activities, which were coordinated across numerous operating units within its Frankford, Hopewell and Chesterfield sites, began in early October. The ammonia plant turnaround began on October 17 and was planned to last for 20 days, but is now expected to continue for an additional two weeks to address significant inspection findings regarding a code regulated pressure vessel. The Company expects the combined impact to fourth quarter 2016 pre-tax income to be in the range of $20 to $25 million, as a result of lost sales, reduced fixed cost absorption, additional raw material costs, and repair expenses related to this incremental unplanned maintenance. The Company is working with its customers and suppliers to mitigate the impact of the extended turnaround.

“As a vertically integrated manufacturer of Nylon 6 resin, this extended turnaround will have an impact on all three of our major manufacturing sites during the fourth quarter,” said president and CEO Erin Kane. “While the turnaround will impact our earnings in the fourth quarter, we have been proactively identifying and completing upgrades to our equipment to position AdvanSix to deliver improved financial performance in 2017 and beyond. We believe that the investment and work done at our facilities during this time, and over the past year, will yield improved production rates and safer operations, enhance quality, and increase the overall mechanical integrity of our asset base.”

“The planned fourth quarter 2016 turnaround scope was large -- completing and commissioning nearly $90 million of capital projects that have been in progress over the last one to two years to replace and upgrade critical equipment, install NOx controls, reduce safety risks, and generally address mechanical integrity across all three sites,” continued Kane. The Hopewell projects, including a scheduled 18-month ammonia plant overhaul and a utility shutdown, coincided with a biennial turnaround at Chesterfield and an annual turnaround at Frankford.

The semi-annual Hopewell plant turnarounds incur additional maintenance and operations cost, supplemental raw material purchases as ammonia or oleum unit operations are interrupted, and fixed cost absorption due to low plant utilization. The median impact of individual planned outages since 2012 has been approximately $12 million. On average, these costs included approximately $5 million in maintenance and operations expense, up to $5 million in higher raw material purchase costs and a loss of twelve million pounds of caprolactam production. In comparison, the planned fourth quarter 2016 Hopewell turnaround impact is about 80% larger.

“In 2012, we began a critical equipment initiative identifying key assets throughout the Hopewell site, which are key to safe, sustainable operations and growing our long-term, reliable supply position with customers,” concluded Kane. “During this extended turnaround, we are proactively addressing two key assets and making considerable progress on our initiative which we believe will continue to position AdvanSix, as the leading cost advantaged producer, for improved operational output and financial performance.”

The Hopewell, VA facility has average annual production capacity of 600,000 tons of ammonia and 795 million pounds of caprolactam.

The fourth quarter plant turnaround activities had no adverse impact on third quarter 2016 financial results. AdvanSix will provide a further update to investors on its third quarter 2016 earnings conference call scheduled for November 10.

About AdvanSix

AdvanSix is a leading manufacturer of Nylon 6, a polymer resin which is a synthetic material used by our customers to produce engineered plastics, fibers, filaments and films that, in turn, are used in such end-products as automotive and electronic components, carpets, sports apparel, fishing nets and food and industrial packaging. As a result of our backward integration and the configuration of our manufacturing facilities, we also sell caprolactam, ammonium sulfate fertilizer, acetone and other intermediate chemicals, all of which are produced as part of the Nylon 6 resin manufacturing process. More information on AdvanSix can be found at http://www.advan6.com.

Forward Looking Statements

This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment, indebtedness incurred in connection with the spin-off, and operating as an independent, publicly traded company; fluctuations in our stock price; general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; litigation associated with chemical manufacturing; loss of significant customer relationships; protection of our intellectual property and proprietary information; and prolonged work stoppages as a result of labor difficulties. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Registration Statement on Form 10.

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